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                                                                     EXHIBIT 8.1

                     [HUSCH & EPPENBERGER, LLC LETTERHEAD]

                             September ______, 1998




Liberty Bancshares, Inc.
1414 East Primrose
Springfield, MO  65804


Liberty Bank
1414 East Primrose
Springfield, MO  65804


Sac River Valley Bank
P.O. Box B
Stockton, MO  65785


       RE: Agreement and Plan of Merger, Dated as of June 18, 1998, among Sac River Valley Bank, Liberty Bancshares, Inc. and Liberty Bank

Ladies and Gentlemen:

         We have acted as counsel for Liberty Bank ("Liberty") and Liberty Bancshares, Inc. ("Bancshares") in connection with the proposed merger (the "Merger") of Sac River Valley Bank ("Sac River") with and into Liberty, pursuant to the terms of the above-referenced agreement (the "Agreement"). Liberty is the wholly owned subsidiary of Bancshares. Unless otherwise defined herein, all capitalized terms shall have the respective meetings set forth in the Agreement.

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, including, but not limited to, the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and applicable judicial and administrative interpretations thereof, existing as of the date hereof, any of which is subject to change at any time. We have also made the following factual assumptions:

                  1. The Merger will be consummated in accordance with the terms of the Agreement.


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HUSCH & EPPENBERGER, LLC

Liberty Bancshares, Inc.
Liberty Bank
Sac River Valley Bank
September ______, 1998
Page 2


                  2. The representations and warranties of the parties under the Agreement will be true and correct in all material respects as of the effective date of the Merger, except to the extent waived by the parties.

                  3. As of the effective date of the Merger, there will be no plan or intention on the part of Bancshares or any entity related to Bancshares to reacquire any of the shares of Bancshares common stock to be issued in the Merger.

                  4. Bancshares will not terminate the Sac River Valley Bank Employee Stock Ownership Plan at any time sooner than one year following the effective date of the Merger.

                  5. Bancshares will not have any call rights with respect to the Bancshares stock to be received by the Sac River stockholders in the Merger.

                  6. Except as may be provided in Article XI of the Sac River Valley Bank Employee Stock Ownership Plan and Trust Agreement, no Sac River shareholder will have put rights with respect to any Bancshares stock to be received in the Merger.

                  7. Total cash consideration to Sac River shareholders in exchange for their Sac River common stock, including the reasonable cash value of shares of Sac River shareholders who exercise dissenters' rights granted under RSMo. Section 362.730 with respect to their Sac River common stock (by applying in the appropriate court either before or after the Merger by petition for the appointment of appraisers to value said shares), as finally determined by a court of competent jurisdiction, shall not exceed, in the aggregate, $8,657,000.00.

                  8. Liberty will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Sac River immediately prior the Merger.

                  9. Prior to the Merger, Bancshares will own all of the issued and outstanding shares of stock of Liberty.

                  10. Following the Merger, Liberty will not issue additional shares of its stock that would result in Bancshares losing control of Liberty within the meaning of Code Section 368(c).


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HUSCH & EPPENBERGER, LLC

Liberty Bancshares, Inc.
Liberty Bank
Sac River Valley Bank
September ______, 1998
Page 3

                  11. As of the effective date of the Merger, Bancshares will have no plan or intention to liquidate Liberty; to merge Liberty with and into another corporation; to sell or otherwise dispose of the stock of Liberty; or to cause Liberty to sell or otherwise dispose of any of the operating assets of Sac River acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Code Section 368(a)(2)(C).

                  12. The liabilities of Sac River assumed by Liberty and the liabilities to which the transferred assets of Sac River are subject were incurred by Sac River in the ordinary course of its business.

                  13. Following the Merger, Liberty will continue the historic business of Sac River or use a significant portion of Sac River's business assets in a business.

                  14. Bancshares, Liberty, Sac River, and the shareholders of Sac River will pay their respective expenses, if any, incurred in connection with the Merger.

                  15. There is no inter-corporate indebtedness existing between Bancshares and Liberty or between Liberty and Sac River that was issued, acquired or will be settled at a discount.

                  16. The fair market value of the assets of Sac River transferred to Liberty will equal or exceed the sum of the liabilities assumed by Liberty, plus the amount of liabilities, if any, to which the transferred assets are subject.

                  17.    No stock of Liberty will be used in the Merger.

         Based upon the foregoing assumptions, and in reliance upon the matters set forth above, and subject to the exceptions and qualifications contained herein, we are of the opinion that, for federal income tax purposes:

                  1. The Merger will constitute a "reorganization" within the meaning of Code Section 368(a)(1)(A) and Code Section 368(a)(2)(D), and each of Bancshares, Liberty and Sac River will be a party to a reorganization within the meaning of Code Section 368(b).


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HUSCH & EPPENBERGER, LLC

Liberty Bancshares, Inc.
Liberty Bank
Sac River Valley Bank
September ______, 1998
Page 4

                  2. No gain or loss will be recognized by Bancshares, Liberty, or Sac River as a result of the Merger.

                  3. Sac River stockholders will not recognize any gain or loss upon the receipt of Bancshares common stock (as opposed to cash) in exchange for their Sac River common stock.

                  4. The tax basis of the Bancshares common stock received by a Sac River stockholder will be the same as the basis of the Sac River common stock surrendered in exchange therefor reduced by the portion of the basis allocable to the fractional shares of Bancshares stock received in the Merger.

                  5. The holding period for Bancshares stock received by Sac River stockholder in the Merger will include the period during which the Sac River common stock surrendered in exchange therefor was held.

                  6. Each Sac River stockholder will recognize gain equal to the lesser of (i) the amount of cash received in the Merger or (ii)
         the amount, if any, by which the sum of the cash plus the fair market value of the Bancshares stock received in the Merger exceeds the stockholder's basis in the Sac River shares surrendered. For purposes of determining the character of such gain, the cash received in the Merger will be treated as if shares of Bancshares common stock equal in value to the cash had been distributed to the Sac River shareholders as part of the Merger and then immediately after the Merger such shares were redeemed by Bancshares. Depending upon the particular circumstances of each shareholder, such cash payments will be characterized as either having been received as a distribution in full payment in exchange for the Bancshares stock deemed to have been redeemed or as having been received as a dividend, as provided in Code
         Section 302. A cash payment will be treated as distribution in full payment in exchange for the Bancshares stock if the deemed redemption is "substantially disproportionate" within the meaning of Code Section 302(b)(2), is in complete termination of the shareholder's interest in the corporation within the meaning of Code Section 302(b)(3), or is "not essentially equivalent to a dividend" within the meaning of Code
         Section 302(b)(1). A redemption is treated as "substantially disproportionate" if (1) the shareholder owns less than 50% of the total combined voting power of all classes of stock immediately after the redemption; (2) the ratio of the shareholders' holdings of voting stock immediately after the redemption to all the voting stock in the corporation at that time is less than 80% of the ratio which the voting stock the shareholder owned immediately before the redemption bore to the entire voting stock in the corporation at that time (the "80% test");
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HUSCH & EPPENBERGER, LLC

Liberty Bancshares, Inc.
Liberty Bank
Sac River Valley Bank
September ______, 1998
Page 5

         and (3) the shareholders' ownership of common stock (whether voting or nonvoting) after and before the redemption also meets the 80% test. A redemption is treated as "not essentially equivalent to a dividend" if it results in a meaningful reduction of the shareholder's proportionate interest in the corporation. When making a determination as to whether a redemption is substantially disproportionate or not, essentially equivalent to a dividend, or, subject to certain exceptions, whether the redemption terminates the shareholder's entire interest in the corporation, the constructive ownership rules of Code
         Section 318 apply. If the cash payment is treated as having been received by a Sac River stockholder as a distribution in full payment in exchange for redeemed shares, such stockholder's gain recognized in the Merger will be short-term, mid-term or long-term capital gain, depending upon the Sac River stockholder's holding period for the Sac River stock. If the cash payment is treated as having been received by a Sac River stockholder as a dividend, the stockholder's gain on the Merger will be recognized as ordinary income.

         This opinion is subject to the following additional assumptions and qualifications:

                  (a) This opinion is specifically limited to applicable federal income tax laws in effect as of the date hereof.

                  (b) We undertake no responsibility to advise you of any changes in the federal income tax law or as to any events that may occur or as to any amendment of any of the documents referred to herein, after the Closing of the Merger, that may alter the scope or substance of this opinion.

                  (c) This opinion is based upon the assumption by management of Liberty and Bancshares (without independent verification by us) that, to the best of management's knowledge and belief:

                           (i) As of the effective date of the Merger, the fair market value of the Bancshares stock and other consideration to be received by each Sac River shareholder will be approximately equal to the fair market value of the Sac River stock surrendered in the Merger; and

                           (ii) As of the effective date of the Merger, the fair market value of Bancshares common stock shall not be less than $29.50 per share.

         This opinion may be specifically relied upon by the shareholders of Sac River.
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HUSCH & EPPENBERGER, LLC

Liberty Bancshares, Inc.
Liberty Bank
Sac River Valley Bank
September ______, 1998
Page 6

       This opinion is being furnished to you solely in connection with the Merger and is solely for your benefit and the benefit of shareholders of Sac River. Accordingly, without our prior written consent, this letter may not be quoted in whole or in part or otherwise referred to in any reported document or otherwise referred to or circulated in connection with any transaction other than the Merger. Notwithstanding the foregoing, we hereby consent to the inclusion of this opinion in the Registration Statement on Form S-4 to be filed by Bancshares with the Securities and Exchange Commission to register 355,160 shares of Bancshares common stock which may be issued in the Merger and to the reference to this firm under the caption "Legal Opinions" in the prospectus comprising part of such Registration Statement.



                                            Sincerely yours,

                                            HUSCH & EPPENBERGER, LLC



                                            By:
                                                -----------------------
                                                 Gary A. Powell

GAP/wm